Exhibit 10.1

Execution Version

REORGANIZATION AGREEMENT

This Reorganization Agreement (this “Agreement”) is entered into as of July 13, 2026, by and among: (i) SPRINGBIG HOLDINGS, INC., a corporation organized and existing under the laws of the State of Delaware (the “Parent”); (ii) SPRINGBIG, INC., a corporation organized and existing under the laws of the State of Delaware (the “Company”); (iii) SHALCOR MANAGEMENT INC., a corporation organized and existing under the laws of the Province of Alberta, Canada (“Shalcor”), in its capacity as a Required Holder (as defined below) and as collateral agent and administrative agent for the Purchasers (as defined below) (in such capacity, “Agent”); LIGHTBANK II, L.P., a Delaware limited partnership (“Lightbank”) in its capacity as a Purchaser and Required Holder; and LS ROUND II, LLC, a limited liability company organized and existing under the laws of the State of Delaware (the “Transferee”). The Parent, the Company, Shalcor, Lightbank, and the Transferee are referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Parent is a corporation duly organized and validly existing under the General Corporation Law of the State of Delaware, 8 Del. C. § 101 et seq. (the “DGCL”);

WHEREAS, the Parent is party to that certain Note Purchase Agreement, dated as of January 22, 2024, as amended, restated, supplemented, or otherwise modified from time to time (the “Purchase Agreement”), by and among the Parent, as issuer, the Agent, and the Purchasers party thereto from time to time (collectively, the “Purchasers”), pursuant to which the Parent issued the Notes (as defined in the Purchase Agreement) to the Purchasers;

WHEREAS, the total outstanding principal, accrued and unpaid interest that is due and owing to the Purchasers under the Notes as of the date hereof is $12,499,827.91, as further specified below (such amount, together with all Expenses as defined below, the “Secured Obligations”);

WHEREAS, to secure the Secured Obligations, the Parent granted to the Agent, for the benefit of the Purchasers, a first-priority security interest in and pledge of all of the Parent’s property and assets (collectively, the “Collateral”), pursuant to that certain Pledge and Security Agreement, dated as of January 22, 2024, as amended, restated, supplemented, or otherwise modified from time to time (together with any related collateral documents, the “Security Documents”), all of which security interests have been duly perfected in accordance with applicable law;

WHEREAS, the Collateral constitutes “property or assets” that are “collateral that secures a mortgage or are pledged to a secured party” within the meaning of Section 272(b) of the DGCL;

WHEREAS, certain Events of Default have occurred and are continuing under the Notes, the Purchase Agreement, the Security Documents, and the other documents and agreements executed in connection therewith (collectively, the “Existing Loan Documents” and such defaults, the “Existing Defaults”), including: (i) an Event of Default under Section 2.1(c) of each of the Notes as a result of the total cash balance in the Company Deposit Accounts being below One Million Dollars ($1,000,000) in contravention of the requirements of Section 4.1(o) of the Term Notes and Section 5.1(o) of the Convertible Notes; (ii) a Default under Section 4.1(c) and Section 5.1(c) of the Notes as a result of the exercise by the Canada Revenue Agency of collection remedies against Beaches Development Group Inc., including obtaining control over certain bank account funds in connection with outstanding GST/HST obligations relating to tax periods from 2022 through 2024, which constitutes a Lien under the Notes; and (iii) a Default under Section 4.1(m) and Section 5.1(m) of the Notes as a result of the failure to remit certain federal, state, local, and provincial tax obligations within the prescribed periods of time; and each of the foregoing Existing Defaults has occurred and is continuing as of the date hereof;

WHEREAS, pursuant to the Security Documents and applicable law, including without limitation Article 9 of the Uniform Commercial Code as enacted in the State of Delaware (6 Del. C. § 9-101 et seq.) (the “UCC”), the Agent, as a result of the Existing Defaults, has the legal right and power to effect a sale, lease, or exchange of the Collateral without the consent of the Parent (the “Enforcement Rights”), all as contemplated by Section 272(b)(1) of the DGCL;

WHEREAS, the Board of Directors of the Parent (the “Board”) has determined that the Parent is in financial distress, that the Secured Obligations are currently due, owing, and in default under the Notes, and that neither the Parent nor its subsidiaries has sufficient liquid assets or financing alternatives available to satisfy, refinance, or otherwise discharge the Secured Obligations in full;

WHEREAS, the Parties have determined to implement a sale of the Collateral to the Transferee pursuant to Section 272(b)(2) of the DGCL (the “Reorganization Transaction”), as an alternative transaction in lieu of a foreclosure or other exercise of the Enforcement Rights by the Agent and the Board has authorized the Reorganization Transaction, by unanimous written consent in accordance with the DGCL and the Parent’s certificate of incorporation (the “Certificate of Incorporation”) and bylaws (the “Board Resolutions”);

WHEREAS, the Board has determined, in its reasonable good-faith business judgment and after due inquiry, that the fair market value of the Collateral to be transferred pursuant to this Agreement does not exceed the total amount of the Secured Obligations to be reduced or eliminated as a result of the Reorganization Transaction, thereby satisfying the asset value test set forth in Section 272(b)(2)(i) of the DGCL (the “Asset Value Test”);

WHEREAS, as a result of the Reorganization Transaction, the total amount of the Secured Obligations owing by the Parent secured by the Collateral will be fully eliminated, and the Parties expressly acknowledge that, pursuant to Section 272(b)(2) of the DGCL, the provision of any consideration to the Parent or its stockholders in connection with the Reorganization Transaction shall not create a presumption that the fair market value of the Collateral exceeds the total amount of the Secured Obligations being eliminated or reduced;

WHEREAS, the Reorganization Transaction is not prohibited by the law governing the Security Documents or any applicable mortgage or pledge, thereby satisfying the condition set forth in Section 272(b)(2)(ii) of the DGCL;

WHEREAS, the Board has determined that no resolution of the stockholders of the Parent is required under Section 271(a) of the DGCL or the Certificate of Incorporation for the consummation of the Reorganization Transaction, in each case consistent with Section 272(d) of the DGCL;

WHEREAS, the Transferee has agreed to consummate the Reorganization Transaction in good faith (within the meaning of Section 272(c) of the DGCL and Section 1-201(b) of Title 6 of the Delaware Code), providing value for the Collateral (including through the reduction or elimination of the Secured Obligations), and is relying on the safe harbor provided by Section 272(c) of the DGCL in connection with entering into this Agreement and consummating the Reorganization Transaction; and

WHEREAS, the Reorganization Transaction satisfies the requirements of Section 272(b)(2) of the DGCL because: (A) the Collateral constitutes property or assets that are pledged or mortgaged to a secured party within the meaning of Section 272(b) of the DGCL; (B) the Agent possesses Enforcement Rights under applicable law to effect a sale, lease, or exchange of the Collateral without the consent of the Parent; (C) this Agreement is being entered into in lieu of the Agent exercising such Enforcement Rights; (D) the Reorganization Transaction results in the reduction or elimination of the Secured Obligations secured by the Collateral; (E) the fair market value of the Collateral does not exceed the total amount of the Secured Obligations being eliminated or reduced, thereby satisfying the Asset Value Test; and (F) the Reorganization Transaction is not prohibited by the law governing the Security Documents;

WHEREAS, the Parties desire to set forth herein their respective rights, obligations, and agreements with respect to the Reorganization Transaction, on the terms and subject to the conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals (which are incorporated herein by reference and made a part of this Agreement), the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Acknowledgement of Secured Obligations.

(a) Acknowledgement of Note Obligations; Interest Accrual. Each of the Company, the Parent, and Transferee acknowledge and agree that, as of the close of business on the date hereof:

(i) the outstanding principal amount of the Term Notes is $1,600,000.00, which bears interest at the default rate of 25% per annum;

(ii) accrued and unpaid interest on the Term Notes is $449,466.67, representing unpaid default interest that has accrued since January 22, 2024 and interest accrued as regular interest since the last payment date of January 15, 2025;

(iii) the outstanding principal amount of the Convertible Notes is $9,472,341.94, which bears interest at the default rate of 21% per annum;

(iv) accrued interest on the Convertible Notes is $978,019.30; and

all such Secured Obligations are owing without any deduction, defense, setoff, claim or counterclaim of any nature.

(b) Fees and Expenses. Each of the Company, the Parent, and Transferee acknowledge and agree that the Secured Obligations include all documented costs and expenses (including, without limitation, financial advisors, legal counsel, investment bankers, and accountants) incurred by the Agent and the Purchasers in connection with the documentation, preparation, negotiation, administration and enforcement of this Agreement and the Existing Loan Documents, and any amendment, modification or supplement to this Agreement or to the Existing Loan Documents (collectively, “Expenses”). The Company, the Parent, and Transferee further acknowledge and agree that all Expenses constitute “Obligations” (as defined in the Existing Loan Documents) and are secured by the Collateral pursuant to the Existing Loan Documents with the same priority as all other Obligations outstanding thereunder.

2. Acknowledgement of Existing Defaults. Each of the Company, the Parent, and Transferee acknowledge and agree that as of the date hereof, the Existing Defaults have occurred and are continuing, and each of the Company and the Parent represent and warrant that they are not aware of any other Default or Event of Default under the Existing Loan Documents other than the Existing Defaults.

3.	The Reorganization.

(a) Transfer of Collateral. Subject to the satisfaction or waiver of the conditions set forth in Section 6, at the Closing, the Parent shall sell, assign, transfer, and convey to the Transferee, free and clear of all Liens (other than Permitted Liens), and the Transferee shall accept and acquire from the Parent, all of the Parent’s right, title, and interest in, to, and under the Collateral, including all of the issued and outstanding equity interests of the Company, being 1,000 shares of common stock, par value $0.01 per share, of the Company (the “Shares”) and all other assets comprising the Collateral (together with the Shares, the “Transferred Assets”). Such transfer is made: (a) pursuant to the authority granted to the Board under Section 272(b)(2) of the DGCL, in lieu of the Agent’s exercise of the Enforcement Rights; and (b) to effect the reduction or elimination of the Secured Obligations with respect to the Parent as contemplated herein. The transfer of the Shares shall be effected by delivery of an executed stock power in the form attached hereto as Exhibit A. The transfer of the other Transferred Assets shall be effected by delivery of a bill of sale in the form attached hereto as Exhibit B.

(b) Release of Parent from Secured Obligations. In consideration for the transfer of the Transferred Assets, at the Closing, the Agent (on behalf of itself and the Purchasers) shall fully release and discharge the Parent from any and all liability with respect to the Secured Obligations, such that the total liabilities or obligations secured by the Collateral shall be eliminated with respect to the Parent as of the Closing Date. The Parties acknowledge and agree that such elimination of the Secured Obligations with respect to the Parent constitutes “value” provided by the Transferee within the meaning of Section 272(c) of the DGCL. The Agent (on behalf of itself and the Purchasers) agrees that it shall not make any claim against the Parent by reason of the fact that the Agent or Purchasers or their respective affiliates were security holders of the Company.

(c) Additional Cash Consideration. In addition to the consideration provided in Section 3(b), the Transferee shall pay to the Parent the sum of $171,920.69 (the “Cash Consideration”) on the Closing Date. The Parties expressly acknowledge that the payment of the Cash Consideration shall not, pursuant to Section 272(b)(2) of the DGCL, create any presumption that the fair market value of the Transferred Assets exceeds the total amount of the Secured Obligations being eliminated or reduced pursuant to this Agreement.

(d) Reduction of Secured Obligations. In further consideration for the Reorganization Transaction, at the Closing, the Agent (on behalf of itself and the Purchasers), the Parent and the Company agree that the amount of the Secured Obligations shall be reduced by $150,000.00, which amount shall reduce accrued Expenses (the “Reduced Secured Obligations”).

(e) Excluded Parent Liabilities. Notwithstanding anything to the contrary in this Agreement, the Transferee shall not acquire or assume any liabilities or obligations of the Parent.

(f) Required Holders Consent. To the extent that any consent of the Required Holders (as defined in the Existing Loan Documents) is required under the Existing Loan Documents, including without limitation pursuant to Section 4.1(f) or any other covenant or provision of the Notes or the Purchase Agreement, in connection with the transfer of the Transferred Assets and the other transactions contemplated by this Agreement, the Required Holders hereby grant such consent and approve the consummation of the Reorganization Transaction on the terms and conditions set forth herein. This consent is limited to the transactions expressly set forth in this Agreement and shall not constitute a waiver of, or consent to, any other transaction, act, or omission under the Existing Loan Documents.

(g) SEC Reports. The Company and Transferee agree to provide reasonable cooperation and access to the books and records and personnel of the Company for purposes of allowing Parent to prepare, and independent auditors to audit or review, information necessary for the Parent to file with the Securities and Exchange Commission a quarterly report on form 10-Q for each of the second and third quarters of 2026 and an annual report on form 10-K for the year-ended December 31, 2026 (collectively, the “SEC Reports”).

4.	Assumption and Reaffirmation of Secured Obligations.

(a) Assumption of Obligations. In consideration of the discharge of the Parent from the Secured Obligations pursuant to Section 3(b), and as a condition to such discharge, the Company, in its capacity as Guarantor under the Existing Loan Documents, hereby assumes, effective as of the Closing Date, the Reduced Secured Obligations of the Parent under the Notes, the Purchase Agreement, and the other Existing Loan Documents and shall, from and after the Closing Date, be deemed the “Company”, “Borrower”, “Maker” or “Issuer”, as applicable, for all purposes thereunder and under each of the other Existing Loan Documents, with the same force and effect as if the Company had originally executed the Notes, the Purchase Agreement, and the other Existing Loan Documents in such capacity. The Agent and the Required Holders hereby consent to such assumption and agree that, from and after the Closing Date, the Company shall be solely liable for all obligations of the borrower under the Notes, the Purchase Agreement, and the other Existing Loan Documents.

(b) Reaffirmation of Security. In furtherance of the foregoing, the Company hereby reaffirms and ratifies all security interests, liens, pledges, and encumbrances granted by the Company to the Agent (for the benefit of the Purchasers) under the Pledge and Security Agreement and all other Existing Loan Documents, and acknowledges and agrees that all such security interests and liens shall continue in full force and effect as direct security for the Company’s own obligations as primary obligor and direct borrower (and not merely in its capacity as guarantor) assumed pursuant to Section 4(a) above. For the avoidance of doubt, the Company’s obligations under this Agreement and the Existing Loan Documents (as assumed hereby) are secured by all Collateral granted to the Agent pursuant to the Existing Loan Documents, and such security applies to all Reduced Secured Obligations assumed by the Company as direct obligor hereunder, in addition to, and not in substitution of, any obligations of the Company as guarantor under the Guaranty Agreement (which Guaranty Agreement shall remain in full force and effect).

(c) Transferee Acknowledgment. The Transferee hereby acknowledges and agrees to the arrangements set forth in this Section 4, including the assumption by the Company of the Reduced Secured Obligations as primary obligor and direct borrower pursuant to Section 4(a) and the reaffirmation of security interests pursuant to Section 4(b). The Transferee further acknowledges that the assumption of the Secured Obligations by the Company constitutes part of the consideration for the Reorganization Transaction and that the Transferee takes the Transferred Assets subject to the continuing security interests and liens of the Agent and the Purchasers in the Collateral as reaffirmed herein.

5.	Representations and Warranties.

(a) Representations and Warranties of the Parent. The Parent represents and warrants to the other Parties as of the date hereof and as of the Closing Date as follows:

(i) Organization; Authority. The Parent is a corporation duly organized, validly existing, and in good standing under the DGCL. The Parent has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery, and performance of this Agreement by the Parent have been duly and validly authorized by all necessary corporate action, including the Board Resolutions.

(ii) No Stockholder Approval Required. The Certificate of Incorporation does not contain any provision that expressly requires the authorization or consent of the Parent’s stockholders for a sale, lease, or exchange of property or assets in a transaction permitted by Section 272(b) of the DGCL.

(iii) Board Authorization. The Board Resolutions are in full force and effect and have not been amended, modified, or rescinded.

(iv) Collateral Perfection. The Liens of the Agent in and on the Collateral are valid, perfected, first-priority security interests, and there are no other Liens on the Collateral other than Permitted Liens.

(v) Title to Shares. The Parent owns and holds the Shares beneficially and of record, free and clear of any Lien (other than the Lien in favor of the Agent), and has full power and authority to transfer and dispose of the Shares free and clear of any Lien (other than the Lien of the Agent). Upon payment of the Cash Consideration and delivery of the Shares as provided in this Agreement, the Transferee will acquire good and valid title to the Shares, free and clear of any Lien other than the Lien of the Agent. The Shares represent 100% of the issued and outstanding equity interests of the Company, and there are no other (A) equity or similar rights in the Company outstanding, or (B) options, warrants, or similar rights exercisable for or convertible into equity interests in the Company.

(vi) Business Experience; Access to Information. The Parent is capable of evaluating the merits and risks of the sale of the Shares to the Transferee. The Parent has had access to such financial and other information as is necessary in order for it to make a fully informed decision as to this Agreement, and acknowledges that (A) the Cash Consideration represents a negotiated amount and (B) no Party has made any representation or warranty as to the current or future fair market value of the Shares beyond what is expressly set forth herein.

(b) Representations and Warranties of the Company. The Company represents and warrants to the other Parties as of the date hereof and as of the Closing Date as follows:

(i) Organization; Authority. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Company has full corporate power and authority to execute and deliver this Agreement, to assume the Secured Obligations pursuant to Section 4(a), and to perform all of its obligations hereunder and under the Existing Loan Documents as primary obligor. The execution, delivery, and performance of this Agreement by the Company have been duly and validly authorized by all necessary corporate action.

(ii) Assumption of Obligations; Binding Effect. The assumption by the Company of the Secured Obligations as primary obligor and direct borrower pursuant to Section 4(a) has been duly authorized by all necessary corporate action. Upon the Closing, this Agreement and the Existing Loan Documents (as assumed by the Company hereunder) will constitute the legal, valid, and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally and by general principles of equity.

(iii) Continuing Obligations Under the Notes. The Company acknowledges and confirms that, from and after the Closing Date: (A) the Reduced Secured Obligations are and will remain outstanding and due and owing without any further reduction, defense, setoff, claim or counterclaim of any nature through Closing, and (B) the Company shall be bound by and comply with all covenants, obligations, and undertakings of the Parent set forth in the Notes, the Purchase Agreement, and the other Existing Loan Documents, as if it had been an original party thereto in such capacity.

(iv) No Conflicts; Consents. The execution, delivery, and performance by the Company of this Agreement and the assumption of the Secured Obligations hereunder do not and will not: (A) violate any provision of the Company’s certificate of incorporation, bylaws, or other organizational documents; (B) conflict with or result in a breach or default under any material agreement to which the Company is a party or by which it or its assets are bound; or (C) require any consent, approval, authorization, or order of any Governmental Authority or other Person that has not already been obtained or will not be obtained prior to the Closing.

(v) No Additional Defaults. Other than the Existing Defaults, the Company is not aware of any Default or Event of Default under the Notes, the Purchase Agreement, the Security Documents that has occurred and is continuing as of the date hereof or that would result from the consummation of the transactions contemplated by this Agreement.

(vi) Collateral; Security Interests. The security interests and liens granted by the Company to the Agent under the Pledge and Security Agreement and the other Existing Loan Documents are valid, perfected, and first-priority security interests in and liens on the Collateral granted by the Company, and there are no other Liens on such Collateral other than Permitted Liens. Such security interests and liens shall remain in full force and effect to secure all of the Secured Obligations assumed by the Company as primary obligor hereunder.

(c) Representations and Warranties of the Agent. The Agent represents and warrants to the other Parties that: (i) it has full authority to act on behalf of the Purchasers in connection with the Reorganization Transaction; (ii) the Secured Obligations are outstanding in the amounts described herein; (iii) the Agent possesses the Enforcement Rights described herein under applicable law; and (iv) the execution of this Agreement constitutes the Agent’s election to proceed by way of an alternative transaction in lieu of exercising such Enforcement Rights, within the meaning of Section 272(b)(2) of the DGCL.

(d) Representations and Warranties of the Transferee. The Transferee represents and warrants to the other Parties that: (i) it has full authority to enter into and perform this Agreement; (ii) it is acquiring the Transferred Assets in good faith within the meaning of Section 272(c) of the DGCL and Section 1-201(b) of Title 6 of the Delaware Code; and (iii) it is providing value for the Transferred Assets, including through the reduction or elimination of the Secured Obligations.

6. Closing. The obligations of the Parties to consummate the Reorganization Transaction are subject to the satisfaction (or written waiver by the applicable Party) of the following conditions (the date upon which such conditions are satisfied or waived, as confirmed in writing (which may be by email) by all Parties hereto, the “Closing Date”):

(a) Deliverables of the Parent: At the Closing, the Parent shall deliver or cause to be delivered:

(i) to the Transferee: (A) an executed stock power, duly endorsed for transfer in the form attached hereto as Exhibit A, (B) a stock certificate (or instruction to the Company’s transfer agent) evidencing the Shares, and (C) the original corporate record books and equity record books of the Company;

(ii) to the Transferee and Agent: (A) a certificate of the Parent’s Secretary certifying that attached thereto is a true, correct, and complete copy of (1) the Board Resolutions, (2) the Certificate of Incorporation, and (3) the bylaws of the Parent; (B) a certificate of the Parent’s Secretary certifying that the representations and warranties of the Parent contained herein are true, correct, and complete as of the date hereof; (C) a duly completed IRS Form W-9; and (D) such other documents, certificates, and instruments as the Agent or the Transferee may reasonably request; and

(iii) to the Agent: a true, correct, and complete Diligence Certificate, in form and substance satisfactory to the Agent, in its sole but reasonable discretion.

(b) Deliverables of the Company: At the Closing, the Company shall deliver or cause to be delivered:

(i) to the Transferee and Agent: (A) a certificate of the Company’s Secretary certifying that attached thereto is a true, correct, and complete copy of (1) the resolutions of the board of directors of the Company authorizing the execution, delivery and performance of this Agreement, (2) the Company’s certificate of incorporation, and (3) the bylaws of the Company; (B) a certificate of the Company’s Secretary certifying that the representations and warranties of the Company contained herein are true, correct, and complete as of the date hereof; (C) a duly completed IRS Form W-9; and (D) such other documents, certificates, and instruments as the Agent or the Transferee may reasonably request; and

(ii) to the Agent: a true, correct, and complete Diligence Certificate, in form and substance satisfactory to the Agent, in its sole but reasonable discretion.

(c) Deliverables of the Agent. At the Closing, the Agent (on behalf of itself and the Purchasers) shall deliver or cause to be delivered: (i) UCC termination statements and releases of all Liens on the assets of the Parent (other than the Transferred Assets); (ii) written confirmation of the full discharge and release of the Parent from the Secured Obligations; and (iii) such other documents, certificates, and instruments as the Parent, the Company, or the Transferee may reasonably request.

(d) Deliverables of the Transferee. At the Closing, the Transferee shall deliver or cause to be delivered:

(i) to the Parent: the Cash Consideration payable pursuant to Section 3(c); and

(ii) to the Agent: (A) a certificate of the Transferee’s Secretary (or equivalent officer) certifying that attached thereto is a true, correct, and complete copy of (1) the resolutions of the board of directors (or equivalent governing body) of the Transferee authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to which the Transferee is a party, (2) the Transferee’s certificate of formation or certificate of incorporation, as applicable, and (3) the operating agreement or bylaws of the Transferee, as applicable; (B) a certificate of the Transferee’s Secretary (or equivalent officer) certifying that the representations and warranties of the Transferee contained herein are true, correct, and complete as of the date hereof; (C) a duly completed IRS Form W-9; (D) a guaranty agreement, in form and substance consistent with the guaranty delivered by the Company under the Existing Loan Documents and reasonably satisfactory to the Agent, pursuant to which the Transferee guarantees the Secured Obligations assumed by the Company pursuant to Section 4(a); (E) such joinder agreements, security agreements, pledge agreements, and other documents and instruments as the Agent may reasonably require to cause the Transferee to become a secured guarantor under the Existing Loan Documents, including, without limitation, a pledge of all of the issued and outstanding equity interests of the Company held by the Transferee as of the Closing Date, and any financing statements or other filings necessary to perfect the Agent’s security interest therein; (F) evidence, in form and substance reasonably satisfactory to the Agent, reaffirming the Agent’s first-priority lien on all equity interests of the Company, including confirmation that such lien has been duly perfected following the transfer of the Shares to the Transferee; and (G) such other documents, certificates, and instruments as the Parent, the Company, or the Agent may reasonably request.

(e) No Injunction. No Governmental Authority shall have enacted, issued, promulgated, enforced, or entered any order, injunction, judgment, or decree that is in effect and that enjoins or prohibits the consummation of the Reorganization Transaction.

(f) Regulatory Approvals. All required consents or approvals of any Governmental Authority necessary for the consummation of the Reorganization Transaction shall have been obtained, and no such approval shall have been revoked or withdrawn.

(g) Section 272(b) Conditions Satisfied. Each of the conditions required for the Reorganization Transaction to qualify under Section 272(b)(2) of the DGCL shall remain satisfied as of the Closing Date, including: (i) the Asset Value Test; (ii) the absence of any prohibition under the law governing the Security Documents; and (iii) the absence of any stockholder approval requirement under the Certificate of Incorporation.

(h) Representations and Warranties. The representations and warranties of each Party set forth in Section 5 of this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made on and as of such date (except to the extent any representation or warranty expressly relates to an earlier date, in which case it shall be true and correct in all material respects as of such earlier date).

7.	Release.

(a) In consideration of the Agent’s and Purchasers’ agreements contained herein, including the discharge of the Parent from the Secured Obligations pursuant to Section 3(b), and the consent to the assumption of the Reduced Secured Obligations by the Company pursuant to Section 4(a), each of the Parent and the Company, on behalf of itself and its respective direct and indirect affiliates, successors, assigns, officers, directors, managers, members, employees, , agents representatives, attorneys, advisors, and other legal representatives (collectively, the “SpringBig Releasing Parties”), hereby irrevocably and unconditionally (i) releases, acquits, and forever discharges the Agent, Lightbank, each Purchaser, Transferee and each of their respective agents, employees, officers, directors, partners, members, representatives, attorneys, advisors, affiliates, successors, and assigns (collectively, the “Noteholder Released Parties”) from any and all liabilities, claims, suits, debts, liens, losses, causes of action, demands, rights, damages, costs, and expenses of any kind, character, or nature whatsoever, known or unknown, fixed or contingent, that such SpringBig Releasing Party may have or claim to have now against any Noteholder Released Party or which might arise out of or be connected with any act of commission or omission of any Noteholder Released Party existing or occurring on or prior to the date of this Agreement, including, without limitation, any claims, liabilities, or obligations relating to or arising out of or in connection with the Parent, the Company, this Agreement, the Secured Obligations, the Notes, the Purchase Agreement, or the Existing Loan Documents (including, without limitation, claims arising out of or in connection with the initiation, negotiation, closing, or administration of the transactions contemplated hereby or thereby), and any claims for recharacterization of any of the Notes or other Existing Loan Documents and any claims for equitable subordination of the Secured Obligations or Reduced Secured Obligations, from the beginning of time until the date of this Agreement (the “SpringBig Released Claims”); provided that nothing in this Section 7 shall operate to release any rights of the Parent or the Company expressly set forth in this Agreement or any Transaction Document executed herewith; and (ii) agrees forever to refrain from commencing, instituting, or prosecuting any lawsuit, action, or other proceeding against any Noteholder Released Party with respect to any SpringBig Released Claims.

(b) In consideration of the Parent’s agreements contained herein, each of the Releasing Noteholder Parties (defined below), hereby irrevocably and unconditionally (i) releases, acquits, and forever discharges the Parent and each of its agents, current and former employees, officers, directors, partners, members, representatives, attorneys, advisors, affiliates (other than, for the avoidance of doubt, the Company), successors, and assigns (collectively, the “Parent Released Parties”) from any and all liabilities, claims, suits, debts, liens, losses, causes of action, demands, rights, damages, costs, and expenses of any kind, character, or nature whatsoever, known or unknown, fixed or contingent, that such Releasing Noteholder Party may have or claim to have now against any Parent Released Party or which might arise out of or be connected with any act of commission or omission of any Parent Released Party existing or occurring on or prior to the date of this Agreement, including, without limitation, any claims, liabilities, or obligations relating to or arising out of or in connection with this Agreement, the Secured Obligations, the Notes, the Purchase Agreement, the Existing Loan Documents or any other agreement or arrangement between the Parent Released Parties and any Releasing Noteholder Parties (including, without limitation, claims arising out of or in connection with the initiation, negotiation, closing, or administration of the transactions contemplated hereby or thereby), or operations or business of the Parent; provided that nothing in this Section 7 shall operate to release any rights of the Releasing Noteholder Parties expressly set forth in this Agreement or any Transaction Document executed herewith; and (ii) agrees forever to refrain from commencing, instituting, or prosecuting any lawsuit, action, or other proceeding against any Parent Released Party with respect to any such released claims.

(c) Each of the Releasing Parties (as defined below) hereby agrees that each of the Noteholder Released Parties, Parent Released Parties and Released Management Parties (as defined below) is fully and forever released and discharged from any and all claims for damages or losses of any kind (whether known or unknown, foreseen or unforeseen, or patent or latent), including, without limitation, tort claims, demands, actions, and causes of action of any nature, arising under or relating to the Existing Loan Documents or any of the transactions related thereto occurring prior to the date hereof.

(d) In consideration of the agreements contained herein, each of Shalcor, Lightbank, the Agent (for itself and all Purchasers), each Purchaser, and Transferee, on behalf of itself and its respective direct and indirect affiliates, successors, assigns, officers, directors, managers, members, employees, agents, representatives, attorneys, advisors, and other legal representatives (collectively, the “Releasing Noteholder Parties”), hereby irrevocably and unconditionally (i) releases, acquits, and forever discharges (a) Ivona Smith, DriveTrain, LLC, Coley Brown, Triple P TRS, LLC, Larry Ellis, Miller Thompson, Andrew Glashow, Morris, Nichols, Arsht & Tunnell, and Holland & Hart LLP, and each of their respective agents, employees, officers, directors, partners, servants, representatives, attorneys, advisors, affiliates, successors, and assigns (collectively, the “Released Management Parties”), from any and all liabilities, claims, suits, debts, liens, losses, causes of action, demands, rights, damages, costs, and expenses of any kind, character, or nature whatsoever, known or unknown, fixed or contingent, that such Releasing Party may have or claim to have now against any Released Management Party or which might arise out of or be connected with any act of commission or omission of any Released Management Party existing or occurring on or prior to the date of this Agreement, including, without limitation, any claims, liabilities, or obligations relating to or arising out of or in connection with the Parent, the Company, this Agreement (including the initiation, negotiation, closing, or administration of the transactions contemplated hereby or thereby, the Secured Obligations, the Notes, the Purchase Agreement, or the Existing Loan Documents (including, without limitation, claims arising out of or in connection with the management, operation, governance, capitalization, financing, or financial condition of the Parent or the Company), from the beginning of time until the date of this Agreement, and (b) Parent from any claims held in their capacity as shareholder of Parent or arising under state or federal securities laws or regulations (the “Noteholder Released Claims”); and (ii) agrees forever to refrain from commencing, instituting, or prosecuting any lawsuit, action, or other proceeding against any Released Management Party with respect to any Noteholder Released Claims. Notwithstanding the foregoing, nothing in this Section shall release, waive, or impair (A) any obligations expressly created under this Agreement or any other Transaction Document executed in connection herewith, (B) any claim arising from fraud, intentional misconduct, or criminal conduct finally determined by a court of competent jurisdiction, or (C) any rights to enforce the terms of this Agreement or any other Transaction Document.

(e) Each SpringBig Releasing Party and each Noteholder Releasing Party (together, the “Releasing Parties” or individually, each a “Releasing Party”) certifies that it has read the following provisions of California Civil Code Section 1542:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

(f) Each Releasing Party understands and acknowledges that the significance and consequence of this waiver of California Civil Code Section 1542 is that even if it should eventually suffer additional damages arising out of the facts referred to above, it will not be able to make any claim for those damages. Furthermore, each Releasing Party acknowledges that it intends these consequences even as to claims for damages that may exist as of the date of this release but which they do not know exist, and which, if known, would materially affect their decision to execute this Agreement, regardless of whether their lack of knowledge is the result of ignorance, oversight, error, negligence, or any other cause.

(g) Each of the Releasing Parties, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally, and irrevocably covenants and agrees with and in favor of each Noteholder Released Party or Released Management Party, as appropriate, that it will not sue (at law, in equity, in any regulatory proceeding, or otherwise) any Released Party on the basis of any SpringBig Released Claim or Noteholder Released Claim, as appropriate. If a Releasing Party, or any of its respective successors, assigns, or other legal representatives, violates the foregoing covenant, such party, for itself and its successors, assigns, and legal representatives, agrees to pay, in addition to such other damages as any Released Party may sustain as a result of such violation, all reasonable attorneys’ fees and costs incurred by such Released Party as a result of such violation.

(h) In addition to the release set forth above, effective upon the Closing Date, each of the Parent and the Company hereby irrevocably waives, releases, and discharges the other and each of their respective directors, officers, employees, attorneys, agents, and representatives from any and all liabilities and obligations of any kind or nature whatsoever owed to the other as of the Closing, whether in the capacity as sole stockholder, guarantor, or otherwise, and whether absolute or contingent, liquidated or unliquidated, known or unknown, and whether arising under any agreement, understanding, or applicable law, at law or in equity; provided, however, that nothing in this Section shall operate to release any rights expressly set forth in this Agreement or any Transaction Document (as defined in Section 8(m)) executed in connection herewith. Each of the Parent and the Company further agrees that it shall not make any claim for indemnification against the other by reason of the fact it was a security holder, representative, or agent of the other, with respect to any action, suit, proceeding, or claim brought against either pursuant to this Agreement or under applicable law.

8.	Miscellaneous.

(a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules that would require the application of the laws of any other jurisdiction.

(b) Section 272(b). No Party is aware of facts or circumstances that would prohibit the transactions contemplated by this Agreement from being consummated pursuant to Section 272(b) of the DGCL.

(c) Jurisdiction. Each Party irrevocably and unconditionally submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if such court lacks jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware) for any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

(d) Entire Agreement; Amendments. This Agreement, together with any exhibits and schedules hereto, constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings relating to such subject matter. This Agreement may not be amended or modified except by a written instrument duly executed by all Parties.

(e) Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Electronic signatures shall be deemed valid and binding to the same extent as original signatures.

(f) Severability. If any term, provision, covenant, or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired, or invalidated, and the Parties shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant, or restriction. It is hereby stipulated and declared to be the intention of the Parties that they would have executed the remaining terms, provisions, covenants, and restrictions without including any of such that may be hereafter declared invalid, illegal, void, or unenforceable.

(g) Waiver. No waiver by any Party of any breach of this Agreement shall be effective unless in writing and shall not operate as a waiver of any other or subsequent breach.

(h) Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of: (i) the date of transmission, if such notice or communication is delivered via email at the email address as set forth on the signature pages attached hereto at or prior to 5:30 p.m. (New York City time) on a business day; (ii) the next business day after the date of transmission, if such notice or communication is delivered via email at the email address as set forth on the signature pages attached hereto on a day that is not a business day or later than 5:30 p.m. (New York City time) on any business day; (iii) the second business day following the date of mailing, if sent by U.S. nationally recognized overnight courier service; or (iv) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages attached hereto unless changed by a party by written notice to the other Parties.

(i) No Presumption Against Drafting Party. Each of the Parties has participated in the drafting and negotiation of this Agreement. If any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

(j) Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof. Accordingly, the Parties shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy available at law or in equity. The Parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of the obligations contained in this Agreement and hereby agree to waive and not to assert in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

(k) Waiver of Jury Trial. IN ANY ACTION, SUIT, OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY, AND EXPRESSLY WAIVE FOREVER TRIAL BY JURY.

(l) Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns. Neither the Company, the Parent, nor the Transferee may assign this Agreement or any rights or obligations hereunder without the prior written consent of the Agent (acting on behalf of the Required Holders), and any purported assignment in violation hereof shall be null and void. The Agent or any Purchaser may assign any or all of its rights under this Agreement to any Person to whom such Purchaser assigns or transfers any Notes, provided that such transferee agrees in writing to be bound by the provisions of this Agreement and the Existing Loan Documents that apply to such Purchaser.

(m) Tax Allocation. The Parent shall be liable for all Taxes of the Company relating to any Tax period (or portion thereof) ending on or before the Closing Date and shall be entitled to any Tax refunds paid to the Company relating to any such period. The Transferee shall be liable for all Taxes of the Company relating to any Tax period (or portion thereof) beginning after the Closing Date. For purposes of any Tax period that includes but does not end on the Closing Date, Taxes shall be allocated between the pre-Closing and post-Closing portions of such period based on a closing of the books as of the end of the Closing Date.

(n) Confidentiality. Each Party agrees that, from and after the Closing Date, this Agreement, including all exhibits and schedules hereto and all other documents executed and delivered in connection herewith (collectively, the “Transaction Documents”), and the terms and conditions set forth herein and therein shall be kept confidential and shall not be disclosed or otherwise made available to any other person, and that copies of this Agreement and the other Transaction Documents shall not be publicly filed or otherwise made available to the public, except (i) where such disclosure or filing, upon the advice of outside counsel, is required by applicable law (including periodic reporting requirements under applicable securities laws) and only to the extent so required, or under the rules of any securities exchange on which the securities of any Party are listed; (ii) to any actual or potential purchaser, assignee or transferee of any of the Transferred Assets, any Note or any interest therein (each, a “Prospective Assignee”), to the extent reasonably necessary in connection with such actual or potential purchase, assignment or transfer, provided that such Prospective Assignee agrees to keep the Transaction Documents and all information disclosed therein confidential on terms substantially similar to those set forth in this Section 8(m) and uses such information solely for the purpose of evaluating or consummating such purchase, assignment or transfer; or (iii) as otherwise agreed in writing by all Parties.

(o) Direction by Required Holders. The Agent is executing this Agreement at the express direction and instruction of the Required Holders. The Required Holders hereby direct, authorize, and instruct the Agent to execute, deliver, and perform this Agreement and to take all actions contemplated hereby on behalf of the Purchasers. The Agent’s execution and performance of this Agreement is made in reliance on, and solely pursuant to, such direction and instruction of the Required Holders, and the Agent shall have no liability to any Party for any action taken or omitted in connection herewith in accordance with such direction.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each of the undersigned has caused this Reorganization Agreement to be duly executed as of the date first written above.

SPRINGBIG HOLDINGS, INC.,
a Delaware corporation
as Parent

By:	/s/ Andrew Glashow
Name:	Andrew Glashow
Title:	Chief Executive Officer

Address for Notices: 1209 Orange Street, Wilmington, Delaware, 19801
Email: aglashow63@gmail.com

[Reorganization Agreement]

SPRINGBIG, INC.,
a Delaware corporation
as Company

By:	/s/ Coley Brown
Name:	Coley Brown
Title:	Chief Executive Officer

Address for Notices: 621 NW 53 St. Boca Raton, FL 33487
Email: cbrown@pppllc.com

[Reorganization Agreement]

SHALCOR MANAGEMENT INC.,
a corporation organized under the laws of the Province of Alberta, Canada, as Agent and a Required Holder

By:	/s/ Mark Silver
Name:	Mark Silver
Title:	President

Address for Notices: 6 Eglinton Avenue E, suite 200 Toronto, ON, Canada M4P 1A6
Email: masilver@optuscapital.com

[Reorganization Agreement]

LIGHTBANK II, L.P., as a Required Holder, by
LIGHTBANK II GP, LLC, its General Partner

By:	/s/ Matt Sacks
Name:	Matt Sacks
Title:	Partner

Address for Notices: 600 W. Chicago Ave, 5th Floor, Chicago, IL 60654
Email: matt@lightbank.com

[Reorganization Agreement]

LS ROUND II, LLC,
a Delaware limited liability company
as Transferee

By:	/s/ Shawn Dym
Name:	Shawn Dym
Title:	Chief Executive Officer

Address for Notices: 600 W. Chicago Ave, 5th Floor, Chicago, IL 60654
Email: sdym@yorkplains.com

[Reorganization Agreement]

EXHIBIT A — FORM OF STOCK POWER

(Stock Assignment Separate From Certificate)

SpringBig Holdings, Inc. hereby sells, assigns, and transfers unto LS Round II, LLC, 1,000 shares of common stock, par value $0.01 per share, of SpringBig, Inc., a Delaware corporation (the “Company”), standing in its name on the books of the Company, and hereby irrevocably constitutes and appoints the Company’s Secretary as its attorney to transfer such stock on the books of the Company, with full power of substitution.

Dated: [●], 2026

SPRINGBIG HOLDINGS, INC.

By:
Name:
Title:

EXHIBIT B — FORM OF BILL OF SALE

(Bill of Sale)

Dated: [●], 2026

This Bill of Sale (this “Bill of Sale”) is entered into as of [●], 2026, by SpringBig Holdings, Inc., a Delaware corporation (“Seller”), in favor of LS Round II, LLC, a Delaware limited liability company (“Buyer”), pursuant to that certain Reorganization Agreement, dated as of [●], 2026, by and among Seller, SpringBig, Inc., Shalcor Management Inc., as Agent, Lightbank II, L.P., and Buyer (the “Reorganization Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Reorganization Agreement.

1. Sale and Transfer of Assets. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller hereby sells, assigns, transfers, conveys, and delivers to Buyer, free and clear of all Liens (other than the Liens of the Agent), all of Seller’s right, title, and interest in and to the Transferred Assets (other than the Shares, which are being transferred pursuant to the stock power attached as Exhibit A to the Reorganization Agreement), as more particularly described on Schedule 1 attached hereto.

2. As-Is Transfer. The Transferred Assets are being sold and transferred on an “as-is, where-is” basis. Seller makes no representation or warranty, express or implied, with respect to the Transferred Assets, except as expressly set forth in the Reorganization Agreement.

3. Further Assurances. Seller agrees to execute and deliver, or cause to be executed and delivered, such additional instruments, documents, and agreements, and to take such further actions, as Buyer may reasonably request to more effectively transfer the Transferred Assets to Buyer and to carry out the purposes and intent of this Bill of Sale.

4. Governing Law. This Bill of Sale shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules that would require the application of the laws of any other jurisdiction.

5. Incorporation by Reference. This Bill of Sale is delivered pursuant to, and is subject to the terms and conditions of, the Reorganization Agreement. In the event of any conflict between the terms of this Bill of Sale and the terms of the Reorganization Agreement, the terms of the Reorganization Agreement shall control.

SPRINGBIG HOLDINGS, INC.

By:
Name:
Title:

Buyer hereby accepts and acquires from Seller all of Seller’s right, title, and interest in and to the Transferred Assets, subject to the terms and conditions of this Bill of Sale and the Reorganization Agreement.

LS ROUND II, LLC

By:
Name:
Title:

Schedule 1 to Exhibit B

Description of Transferred Assets (Other Than the Shares)

None.